EXHIBIT 4.1


ARTICLE TWELFTH:

                  (b) Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer, or employee the Corporation or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee or was liable for negligence or misconduct in the performance of his duties. Such right of indemnification shall not be deemed exclusive or any other rights to which such director, officer or employee may be entitled apart from this provision.

ARTICLE ELEVENTH:

                  (h) No stockholder of this Corporation shall have any preemptive or preferential right of purchase or subscription to any shares of stock or other securities of this Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of this Corporation, issued or sold nor any other right of subscription to any thereof other than such, if any, as the Board of Directors of this Corporation in its discretion, from time to time, may determine, and then only at such price, or prices, as the Board of Directors from time to time may fix, and the Board of Directors may issue stock of this Corporation, or options, warrants or other interests therein or therefor, or obligations convertible into stock, without offering any such stock, options, warrants or other interests therein or therefor, or obligations convertible into stock of this Corporation, either in whole or in part, to any of the stockholders of this Corporation, whether authorized under this certificate or any certificate of amendment hereafter filed.